Exhibit 3.1

Delaware

The First State

Page 1

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ALZAMEND NEURO, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF MAY, A.D. 2025, AT 5:09 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

5976073 8100
SR# 20252050855

Authentication: 203626870
Date: 05-07-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

DelawarePage 1The First StateIa e A159/A6I0A93A8uA9e t ha ut eit 6A1n i c u6A6t i c tu6A6t i ct oA: A1t ait it On et 16/cn t A66Ae t 3 Iu At A93ei 11t e6 ei 7n i c t et 16/c /eA6t i c Alt 932t 96 i c SAohA2t 93t 51i a I9eR#a c/ot 3/9 Iu i cclet i 9 t uID6An i cAnaAR3R- 0- a A65:09 i 'eoi eK 7R2RCheruni Patihenda-Senchez, Secretary of StateAuthentication: 203626870SR# 20252050855Date: 05-07-25You may verify this certificate online at corp.delaware.gov/authver.shtml State of Delaware Secretary of State Division of CorporationsCERTIFICATE OF AMENDMENTDelivered:09 PM 05/06/2025TOFILED:09 PM 05/06/2025THE CERTIFICATE OF INCORPORATIONSR 20252050855- FileNumberOFALZAMEND NEURO, INC. Alzamend Neuro, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies that the amendment set forth below to the Corporation's Certificate of Incorporation (as amended, the "Certificate") was duly adopted in accordance with sections 141 and 242 of the Delaware General Corporation Law (the "DGCL") by the board of directors (the "Board") of the Corporation as of March 12, 2025, approved by a vote of the stockholders of the Corporation on April 25, 2025, and further adopted by a special committee of the Board on April 30, 2025: RESOLVED, that Article IV of the Certificate is hereby amended by adding the following section to the end of the Fourth Article to read as follows, subject to compliance with applicable law: "Reverse Stock Split. As of the effective time and date of 12:01 AM ET on Monday, May 12, 2025 (the "Effective Time"), each nine (9) outstanding shares of Common Stock (the "Old Common Stock") shall be split and converted into one (1) share of Common Stock (the "New Common Stock"). This reverse stock split (the "Reverse Split") of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article IV. The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders' shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split. Holders who would otherwise hold fractional shares of New Common Stock will be entitled to receive a cash payment (without interest and subject to applicable withholding taxes) in lieu of such fractional shares, on the basis of prevailing market prices of the Common Stock at the time of sale. After the Reverse Split, a holder will have no further interest in the Corporation with respect to its fractional share interest, and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive the aforementioned cash payment. All references to "Common Stock" in these Articles shall be to the New Common Stock. The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates, divided by nine (9) (subject to the treatment of fractional shares described above). The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates." RESOLVED, that the foregoing amendment has been duly adopted in accordance with the provisions of Section 242(d)(2) of the DGCL, whereby the votes cast for the amendment by the holders of such class exceed the votes cast against the amendment by the holders of such class. IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of May 6, 2025. By: /s/ Stephan Jackman Stephan Jackman Chief Executive Officer